Exhibit 99.1

Jon E. Eliassen to Retire as

President and CEO of Red Lion Hotels

Director James P. Evans Appointed Interim President and CEO

while Board Commences Search Process

SPOKANE, Wash., Aug. 8, 2013 – Red Lion Hotels Corporation (NYSE: RLH) today announced the retirement of Jon E. Eliassen, Red Lion’s President and Chief Executive Officer and a member of the company’s Board of Directors. Mr. Eliassen will step down as President and CEO on August 12, 2013 and James P. Evans, a director of the company since December 2012 and the former Chief Executive Officer of Brand USA, Ardent Hotel Advisors, Jenny Craig International and Best Western International, will assume the role of Interim President and Chief Executive Officer of Red Lion at that time.

The Red Lion Board will immediately initiate a search process and retain a leading executive search firm to assist in identifying the next President and CEO. The search process will include a full review of internal and external candidates. Mr. Eliassen will remain a member of the Board through September 30, 2013 in order to facilitate a seamless transition of leadership responsibilities.

“It has been an honor to serve as Red Lion’s President and CEO for the last four years, and to have worked with the some of the finest employees and management team in the hotel and hospitality industry,” said Mr. Eliassen. “I have been discussing my retirement with the Board for several months and believe that now is the right time to select a new leader for the next phase of Red Lion’s development and growth. I am committed to ensuring that this transition is seamless for all of Red Lion’s stakeholders. I am leaving the company in excellent hands and I am confident that our strong team will continue to succeed and build on the important progress we have made.”

“On behalf of the Board and everyone at Red Lion, I thank Jon for his leadership, commitment and contributions to this company,” said Mel Keating, Chairman of the Board. “Jon helped put this company on a path to improved results by concentrating our portfolio to strictly hospitality holdings, strengthening the balance sheet, restructuring our operations for improved efficiency across the organization, and paying down debt. Jon has been a valuable member of our Board and leadership team and we wish him all the best in his retirement.”

“We are committed to conducting a thorough and comprehensive search to identify an industry veteran with the skills and experience to continue to grow the company through franchising while improving our hotel operations and profitability,” continued Mr. Keating. “Our Board is confident that Jim Evans is well-qualified to lead Red Lion forward on an interim basis. With nearly 40 years of hospitality, hotel and brand management expertise, Jim has an unmatched record of driving performance, achieving results, and creating value. Jim has served as a director since last year and he knows our company well.”

Mr. Evans stated, “I will be honored to succeed Jon and lead Red Lion at this time of transition and great opportunity. I am excited to work closely with the Board, senior leadership team and Red Lion’s dedicated and hard-working employees across our destinations. Red Lion is a special company with a strong brand name and a diverse portfolio of owned-and-operated hotels and franchises throughout western North America. While the CEO search process is ongoing, I am committed to driving improved operating results, accelerating growth, and further strengthening our sales, marketing, and support services to achieve our goal of 30 franchised hotels by the end of 2013. The Board and I share in Jon’s enthusiasm about Red Lion’s opportunities, and I am confident that we will achieve our objectives.”

About James P. Evans

Mr. Evans was appointed a director in December 2012. He brings nearly 40 years of hospitality, hotel and brand management expertise to Red Lion. Most recently, Mr. Evans served as the Chief Executive Officer of Brand USA, the nation’s first public-private global marketing effort to promote the U.S. as the world’s premier travel destination. He previously served as the Chief Executive Officer of each of the following companies: Ardent Hotel Advisors, Jenny Craig International and Best Western International. He has also held executive management positions in operations for DoubleTree Hotel Corporation and Hyatt Hotels and Resorts.

About Jon E. Eliassen

Jon E. Eliassen was appointed President and CEO of Red Lion Hotels Corporation in January 2010. He has been a director of the company since September 2003. Mr. Eliassen was President and CEO of the Spokane Area Economic Development Council from 2003 until 2007. Mr. Eliassen retired in 2003 from his position as Senior Vice President and Chief Financial Officer of Avista Corp., a publicly-traded diversified utility. Mr. Eliassen spent 33 years at Avista, including the last 16 years as its Chief Financial Officer. While at Avista, Mr. Eliassen was an active participant in development of a number of successful subsidiary company operations including technology related startups Itron, Avista Labs and Avista Advantage. Mr. Eliassen serves as Chairman of the Board of Directors of Itron Corporation, serves as a member of the Board of Directors of IT Lifeline, Inc, and is the principal of Terrapin Capital Group, LLC. Mr. Eliassen’s corporate accomplishments are complemented by his extensive service to the community.

About Red Lion Hotels Corporation:

Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, ownership and operation of hotels located in ten states and one Canadian province. As of August 8, 2013, the company has 52 hotels system wide. The Red Lion Hotels and Red Lion Inn & Suites network is comprised of 50 hotels with 8,903 rooms and 462,135 square feet of meeting space. The Leo Hotel Collection is comprised of two hotels with 3,256 rooms and 241,000 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

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